Exhibit 11


                       HEICO CORPORATION AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE

                                                        1996 (2)                1995 (2)
                                             -------------------------    ------------------------
                                                               FULLY                       FULLY
                                               PRIMARY        DILUTED      PRIMARY        DILUTED
                                             ----------       -------      -------        --------
Six months ended April 30:

Weighted average number of common
     shares outstanding                       4,242,120      4,242,120    4,127,183       4,127,183

Common Stock equivalents arising from
     dilutive stock options (1)                 475,756        511,409       97,939         179,390
                                              ---------      ---------    ---------      ----------

                                              4,717,876      4,753,529    4,225,122       4,306,573
                                              =========      =========   ==========      ==========

Net income per share (1)                      $    0.41      $    0.41    $    0.29      $     0.28
                                              =========      =========    =========      ===========


Three months ended April 30:

Weighted average number of common
     shares outstanding                       4,280,818      4,280,818    4,138,253      4,138,253

Common Stock equivalents arising from
     dilutive stock options (1)                 536,742        600,716      139,882        279,434
                                              ---------    -----------   ----------     ----------

                                              4,817,560     4,881,534      4,278,135     4,417,687
                                              =========     =========     ==========    ==========


Net income per share (1)                      $    0.22      $    0.22    $    0.15     $     0.15
                                              =========      =========    =========     ==========

(1) Computed under the "treasury stock" method using the average market price for the primary computation and using the higher of average or ending market prices for the fully diluted computation.

(2) All of the following information has been restated to reflect the three-for-two split of common shares distributed on April 24, 1996 (see
     Note 4 to the Consolidated Condensed Financial Statements).

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